Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Third Quarter Earnings Per Share Increases 63 Percent to $0.13 on Revenues of $38.9 Million

TROY, NY-July 21, 2005-MapInfo Corporation (Nasdaq: MAPS) today reported earnings per share of $0.13 for the third fiscal quarter ended June 30, 2005, representing a 63 percent increase over the $0.08 reported for the same period last year and the ninth consecutive quarter of year-over-year earnings per share growth for the company.

Revenues for the third quarter grew 21 percent to $38.9 million versus $32.1 million for the same quarter last year. Operating income reached $4.2 million, the highest level in the company's history, rising 25 percent over last year's operating income of $3.4 million. Net income increased 68 percent to $2.7 million compared to net income of $1.6 million for the third quarter of fiscal 2004.

Cash and investments stood at $69.3 million as of June 30, 2005; cash from operations grew by $4.8 million during the quarter and $10.4 million during the first nine-months of fiscal 2005. Total deferred revenue grew to $19.8 million at the end of the third quarter.

"We achieved our goals for the third quarter, both financially and operationally, as we made more progress with the transition to the broader Location Intelligence market while continuing to produce profitable revenue growth," said Mark Cattini, president and chief executive officer. "Factors that contributed to this quarter's solid financial performance include increased sequential revenue across all target vertical markets, including four customers with one-to-three year commitments to MapInfo each valued at approximately $1 million or more and organic revenue growth of eight percent. In addition, we secured wins for our new enterprise offerings, particularly MapInfo® Envinsa™ and MapInfo® MapXtreme® 2004, attracting new customers and further entrenching long-standing customers, particularly in the telecommunications vertical market and the public sector."

Cattini added, "As planned, during the quarter, we invested in future revenue growth opportunities by adding resources to strengthen our services delivery capabilities, introducing another public sector solution that leverages our retail site selection expertise to address the needs of municipalities and completing the MarkeTech Systems acquisition to extend our presence in the under-penetrated financial services vertical market. With this acquisition, we have now completed three acquisitions over the past four quarters, all of which have been integral to our strategy of strengthening our market position by enriching our domain expertise in target vertical markets."

Guidance

The company anticipates fourth quarter revenue in the range of $39 million to $41 million bringing the full fiscal year revenue guidance to $148 million to $150 million. In addition, the company anticipates fourth quarter earnings per share of $0.13 to $0.15 bringing the fiscal year earnings per share guidance to $0.43 to $0.45.

Conference Call

The MapInfo Third Fiscal Quarter Earnings Conference Call will be held at 10:00AM (EDT) on Thursday, July 21, 2005. The conference call will be Webcast live at www.vcall.com. An audio replay of the call will be available starting at 12:00N (EDT) on July 21, 2005 through 5:30 PM (EDT) on July 28, 2005. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 6248420). Replays of the Webcast are also available at www.vcall.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo Corporation

MapInfo is a global company and the leading provider of Location Intelligence solutions, integrating software, data and services to provide greater value from location-based information and drive more insightful decisions for businesses and government organizations around the world. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, N.Y., MapInfo is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent quarterly report on Form 10-Q under the section "Factors Affecting Future Performance" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

- tables to follow -

MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

Net revenues:
Products	$ 29,852	$ 25,293	$ 84,762	$ 72,529
Services	9,073	6,836	24,359	19,634

Total net revenues	38,925	32,129	109,121	92,163

Cost of revenues:
Products	6,133	4,665	17,328	14,087
Services	5,707	4,111	15,327	12,100

Total cost of revenues	11,840	8,776	32,655	26,187

Gross profit	27,085	23,353	76,466	65,976

Operating expenses:
Research and development	6,051	5,418	17,534	15,874
Selling and marketing	12,670	10,771	35,776	31,329
General and administrative	4,144	3,782	11,951	11,424

Total operating expenses	22,865	19,971	65,261	58,627

Operating income	4,220	3,382	11,205	7,349

Interest income	528	266	1,292	476
Interest expense	(300)	(294)	(879)	(875)
Other income (expense), net	(358)	(682)	(1,881)	(1,427)

Interest and other income (expense), net	(130)	(710)	(1,468)	(1,826)

Income before income taxes	4,090	2,672	9,737	5,523
Provisions for income taxes	1,392	1,068	3,419	2,209

Net income	$ 2,698	$ 1,604	$ 6,318	$ 3,314

Earnings per share	$ 0.13	$ 0.08	$ 0.30	$ 0.19

Average shares outstanding	21,270	20,742	21,138	17,775

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	June 30,	September 30,
	2005	2004

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 69,300	$ 72,833
Receivables	31,402	27,792
Inventories	673	494
Other current assets	4,627	4,276

Total current assets	106,002	105,395
Property and equipment - net	25,519	25,906
Product development costs - net	282	374
Deferred income taxes	13,777	14,160
Goodwill - net	48,919	44,592
Other intangible assets - net	10,215	10,891
Investments and other assets	947	1,527

Total assets	$ 205,661	$ 202,845

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,373	$ 1,301
Accounts payable and accrued expenses	24,939	31,920
Deferred revenue	19,656	17,436

Total current liabilities	45,968	50,657
Long-term debt	14,606	15,590
Deferred revenue, long-term	145	340
Other long-term liabilities	2,830	2,765

Total liabilities	63,549	69,352

Stockholders' Equity:
Common stock	41	41
Paid-in capital	103,408	100,838
Retained earnings	38,663	32,614

Total stockholders' equity	142,112	133,493

Total liabilities and stockholders' equity	$ 205,661	$ 202,845